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                                                                     EXHIBIT 4.1

                                 CARESIDE, INC.

                          CERTIFICATE OF DESIGNATIONS

                      SERIES C CONVERTIBLE PREFERRED STOCK

                    (Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware)


          Careside, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that pursuant to the authority contained in Article Fourth of the Corporation's Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of Delaware (the "DGCL") the following resolution was duly adopted by the Board of Directors of the Corporation on March 13, 2001, creating a series of its Preferred Stock designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock").

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors") in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended to date (hereinafter called the "Certificate of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock designated Series C Convertible Preferred Stock and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences thereof, and the limitations or restrictions thereof, as follows:

     Section 1.  Series C Preferred Stock.  Of the Five Million (5,000,000)
                 ------------------------
Preferred Shares that the Corporation has authority to issue, 162,914 have previously been designated shares of Series A Convertible Preferred Stock, with a stated value of $7.50 per share, 350 have previously been designated shares of Series B Preferred Stock, with a stated value of $5,000.00 per share (the "Series B Stated Value"), and 619 are hereby designated shares of Series C Preferred Stock, with a stated value of $19,400 per share (the "Series C Stated Value"). Series C Preferred Stock may be issued in fractional shares, up to 1/10,000th of a share.

     Section 2.  Dividends.   The holder of each share of Series C Preferred
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Stock shall be entitled to receive cumulative, non-compounded dividends per annum equal to ten percent (10%) of the Series C Stated Value per share to the extent provided in this Section 2. Dividends shall accrue from the earlier of
(i) the date sixty (60) days from the Original Issuance Date, unless before such date the Corporation has held a meeting of the holders of its outstanding Common Stock at which such stockholders approved the terms of the Series C Preferred Stock relating to conversion set forth in Section 6 hereof ("Shareholder
Approval Date"), and (ii) the date, if any, of a meeting of the holders of the Corporation's outstanding Common Stock (the "Stockholders")
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at which such Stockholders vote upon and fail to approve the terms of the Series
C Preferred Stock relating to conversion set forth in Section 6 hereof
("Negative Vote Date").


     Section 3.  Rights on Liquidation, Dissolution, Winding Up. In the event
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of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any stock ranking on liquidation junior to the Series C Preferred Stock (with respect to rights on liquidation, dissolution or winding up, the shares of Series C Preferred Stock shall rank junior to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and senior to all other shares of capital stock of the Corporation, including, without limitation, Common Stock of the Corporation) an amount per share equal to the Index Price multiplied by 10,000, plus all accrued and unpaid dividends with regard thereto (the "Liquidation Preference"). If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full Liquidation Preference, the holders of shares of Series C Preferred Stock shall share ratably (based on the number of shares held by each holder) in any distribution of assets. In the event of any liquidation, dissolution or winding up of the Corporation, after payment of the full Liquidation Preference shall have been made to the holders of shares of Series C Preferred Stock, the holders of any class or classes of stock ranking on liquidation junior to the Series C Preferred Stock shall be entitled, to the exclusion of and without participation by the holders of shares of Series C Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

     Section 4.  Mandatory Redemption.
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          (A)      If a Negative Vote Date occurs or the Shareholder Approval
Date has not occurred by May 28, 2001, the Corporation shall redeem all of the then outstanding shares of Series C Preferred Stock (the "Mandatory Redemption"). The redemption price for each share of Series C Preferred Stock (the "Mandatory Redemption Price") shall be equal to the Liquidation Preference for that share.

          (B) The Mandatory Redemption Price for shares of Series C Preferred Stock redeemed pursuant to Section 4(A) shall be paid to each holder of shares of Series C Preferred Stock in cash on or before the earlier of (i) the six (6) month anniversary of the Negative Vote Date, and (ii) the six (6) month anniversary of the date that is sixty (60) days after the Original Issuance Date. Simultaneously with its receipt of such cash payment, each holder of Series C Preferred Stock shall deliver to the Corporation or its agent the certificates representing the shares of Series C Preferred Stock being redeemed; provided, that, upon the payment by the

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Corporation of the applicable Mandatory Redemption Price to the Shareholder (or such holder's representative), all rights of such holder in respect of the shares of Series C Preferred Stock to be redeemed shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation from or on behalf of such holder.

          (C) Once redeemed pursuant to the provisions of this Section 4, shares of Series C Preferred Stock shall be canceled and not subject to reissuance and such redeemed shares shall, without any action on the part of the Corporation or the shareholders of the Corporation, be eliminated from the authorized capital of the Corporation.

          (D) No shares of Series C Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund.

   Section 5. Voting.
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          (A)  The holders of Series C Preferred Stock shall vote as a separate voting group on, and the affirmative vote of a majority of the outstanding shares of Series C Preferred Stock shall be required to authorize, any action which would:

               (1) in any manner amend the terms of Sections 1 though 7, constituting the terms of this Series C Preferred Stock, alter or change the designation or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series C Preferred Stock (including by merger, consolidation or otherwise);

               (2) reclassify Common Stock, or any other shares of any class or series of capital stock hereinafter created junior to the Series C Preferred Stock into shares of any class or series of capital stock ranking, either as to payment of dividends, distribution of assets (upon liquidation, dissolution, winding up or otherwise) or redemption, prior to or on a parity with the Series C Preferred Stock;

               (3) increase the authorized number of shares of Series C Preferred Stock; or

               (4) create any class of capital stock on parity with or senior to the Series C Preferred Stock, except to the extent the proceeds of issuance of shares of such new class shall be required pursuant to the terms of such capital stock to be used to pay the Mandatory Redemption Price.

          (B) If at any time any action is proposed by the Corporation which requires the affirmative vote of the holders of the Series C Preferred Stock pursuant to Section 5(A), the Chief Executive Officer (or any other officer) of the Corporation shall call a special meeting of

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the holders of Series C Preferred Stock for the purpose of voting on such proposed action. Such meeting shall be held at the earliest practicable date at such place as specified in or determined in accordance with the By-laws of the Corporation. Subject to the provisions of Section 228 of the Delaware General Corporation Law, any action required or permitted to be taken at any special meeting of the holders of Series C Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those holders of Series C Preferred Stock who have not consented in writing.

     Section 6. Conversion into Common Stock
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          The Series C Preferred Stock shall be subject to automatic conversion as follows:

          (A) Subject to shareholder approval of the conversion terms hereof and the limitations set forth below, each share of Series C Preferred Stock shall be convertible at any time into a number of shares of Common Stock equal to the Stated Value divided by the Conversion Price. Such conversion shall be automatically effected on the date that is one day prior to the date of effectiveness of a registration statement registering with the Securities and Exchange Commission the resale of the shares of Common Stock of the Corporation issuable upon conversion of the Series C Preferred Stock.

          (B) Any shares of Series C Preferred Stock which have been converted shall be canceled and the certificates representing shares of Series C Preferred Stock so converted shall represent the right to receive (i) such number of shares of Common Stock into which such shares of Series C Preferred Stock are convertible, plus (ii) cash payable for any fractional share of Common Stock.

          (C) Following conversion pursuant to Section 6(A), the holder of any shares of Series C Preferred Stock so converted shall promptly deliver to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series C Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith, accompanied by written notice stating the name or names (with address) in which the certificate or certificates for the Common Stock are to be issued. As promptly as practicable thereafter, the Corporation shall (x) issue and deliver to or upon the written order of such holder, to the place and in the manner designated by such holder, a

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certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 6(D) hereof. Each person in whose name the certificate or certificates for shares of Common Stock are to be issued shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the number of shares of Common Stock into which each share of Series C Preferred Stock shall be converted is that number which was in effect on the applicable Conversion Date.

          (D) No fractional share of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Closing Sale Price of the Common Stock on the Conversion Date multiplied by such fractional interest.

          (E) The conversion rights for the Series C Preferred Stock shall be subject to the following:

               (1) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock; provided, however,
                                                             --------  -------
that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

               (2) The Corporation shall reserve and, at all times from and after the Original Issuance Date, keep reserved free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

               (3) All Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

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               (4)  Once converted pursuant to the provisions hereof, shares of
Series C Preferred Stock so converted shall be canceled and not subject to reissuance, and such converted shares shall, without any action on the part of the Corporation or the shareholders of the Corporation, be eliminated from the authorized capital of the Corporation.

          (F) The Conversion Price shall be subject to adjustment from time to time, up to and including the Conversion Date, as follows:

               (1) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, than, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be increased in proportion to such increase in outstanding shares.

               (2) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (3) In the event, at any time after the Original Issuance Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the continuing corporation), each share of Series C Preferred Stock shall after such reorganization, reclassification, consolidation or merger be (unless payment of the Liquidation Preference shall have been made to the holders of all shares of Series C Preferred Stock) convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series C Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this Section 6F(3) shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

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     Section 7.  Definitions
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             (A)  The "Closing Sale Price" of Common Stock on any day means: (a)
if the principal market for the Common Stock is The New York Stock Exchange, American Stock Exchange or any other national securities exchange or The Nasdaq National Market, the closing sale price of the Common Stock on such day as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market, or (b) if the principal market for the Common Stock is not a national securities exchange or The Nasdaq National Market and transactions in the Common Stock are quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the closing bid and the closing asked prices for the Common Stock on such day as quoted on such system, or (c) if transactions in the Common Stock are not quoted on the National Association of Securities Dealers Automated Quotations System, the price therefor reported by the National Quotation Bureau, Inc.; provided that if none of (a), (b) or (c) above is applicable, or if no trades have been made or no quotes are available for such day, the Closing Sale Price of the Common Stock shall be determined, in good faith, by the Board of Directors of the Corporation.

             (B) The term "Conversion Date" shall mean the date shares of Series C Preferred Stock convert into shares of Common Stock pursuant to Section 6(A) hereof.

             (C) The term "Conversion Price" shall mean: (i) if the average Closing Sale Price of the Corporation's Common Stock during the five trading days prior to the Conversion Date ("Conversion Index") is equal to or greater than the Index Price, then the Conversion Price shall be the Stated Value divided by 10,000; or (ii) if the Conversion Index is less than the Index Price, then the Conversion Price shall be the greater of (x) 80% of the Conversion Index, and (y) 80% of the Series C Stated Value divided by 10,000.

             (D) The term "Index Price" shall mean the average Closing Sale Price of the Corporation's Common Stock during the five trading days prior to the Original Issuance Date.

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          (E)  The term "Original Issuance Date" shall mean with respect to the
Series C Preferred Stock, March 29, 2001.

          (F) The term "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.


          IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by its Chairman of the Board of Directors and Chief Executive Officer and attested by its Secretary this _____ day of ___________________, 2001.



                                     ______________________________________
                                     W. Vickery Stoughton
                                     Chairman of the Board of Directors and
                                     Chief Executive Officer


Attest:

___________________________
Thomas G. Grove
Secretary

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